                GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges for the three months ended March 31, 1999 and the year ended December 31, 1998
                              (Dollars in millions)

                                                                         Three months
                                                                             ended                 Year ended
                                                                            March 31,             December 31,
                                                                              1999                     1998
                                                                              ----                     ----
Pretax income (loss) from operations:
    Net income (loss)                                                       $ 136.1                    $(87.3)
    Add income tax expense (benefit)                                           69.1                      (7.6)
    Add extraordinary charge on extinguishment of debt                          -                        11.5
                                                                            -------                    ------

              Pretax income (loss) from operations                            205.2                     (83.4)
                                                                            -------                    ------

Add fixed charges:
    Interest expense on long-term debt                                         56.6                     213.7
    Portion of rental(a)                                                        1.6                       5.5
                                                                            -------                    ------

              Fixed charges                                                    58.2                     219.2
                                                                            -------                    ------
              Adjusted earnings                                             $ 263.4                    $135.8
                                                                            =======                    ======

              Ratio of earnings to fixed charges                              4.53X                      (b)
                                                                             ======                    ======

    (a)  Interest portion of rental is assumed to be 33 percent.
    (b) For 1998, adjusted earnings were $83.4 million less than fixed charges. Adjusted earnings for 1998 included an impairment charge of $549.4 million and nonrecurring charges of $108.0 million related to the merger of the Company with Conseco, Inc.